                                                                    EXHIBIT 12.1

                    STATEMENT RE COMPUTATION OF RATIOS
                   (Dollars in thousands, except ratios)


                                                Three Months
                                                   Ended
                               Pro forma          March 31,                               Year Ended December 31,
                               ---------    ---------------------   --------------------------------------------------------------
                                2001(4)       2000         2001        1996          1997         1998          1999        2000
                               ---------    ---------   ---------   ----------    ---------     ---------    ---------    --------
RATIO OF EARNINGS TO
  FIXED CHARGES:
Earnings:
  Income (loss) before
    income taxes, minority
    interest and
    extraordinary loss.....    $ 26,104     $ 38,448     $ 30,021    $ 99,052      $105,571     $(395,081)    $139,985    $129,554
  Add: interest expense....      16,934       15,221       13,071      15,780        22,849        38,069       55,943      60,356
                               --------     --------     --------    --------      --------     ---------     --------    --------
                               $ 43,038     $ 53,669     $ 43,038    $114,832      $128,420     $(357,012)    $195,928    $189,910
                               ========     ========     ========    ========      ========     =========     ========    ========

Fixed Charges(1):
  Interest expense.........    $ 16,934     $ 15,221     $ 13,071    $ 15,780      $ 22,849     $  38,069     $ 55,943    $ 60,356
  Capitalized interest.....          --           --           --       3,770         5,419         3,540           --          --
                               --------     --------     --------    --------      --------     ---------     --------    --------
                                 16,934     $ 15,221     $ 13,071    $ 19,550      $ 28,268     $  41,609     $ 55,943    $ 60,356
Ratio of earnings to fixed
  charges(2)...............         2.5          3.5          3.3         5.9           4.5            --          3.5         3.1
                               ========     ========     ========    ========      ========     =========     ========    ========

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(1)  The majority of facilities and substantially all equipment is owned by the Company. Accordingly, the interest portion of rent expense is not significant.

(2) For the year ended December 31, 1998, the Company had a deficiency of earnings compared to its fixed charges of $(398,621,000).

(3) During August 1996, the Company guaranteed $3,600,000 of debt of the Chairman with a third party bank. Interest paid by the Company on behalf of the Chairman is charged to the Chairman as compensation expense and amount to $160,916, $163,166 and $181,901 for the years ended December 31, 2000, 1999 and 1998, respectively. Such amounts have been excluded from the computation of the ratio of fixed charges.

(4) Pro forma reflects the issuance of the $525,000,000 of 6 1/2% convertible subordinated notes due 2008 and the redemption of the 9 1/4% senior notes due 2005 had the issuance and the redemption occurred as of the beginning of the period.